Exhibit 5.1

T: 212.813.8800 F: 212.355.3333 Goodwinprocter.com	Goodwin Procter LLP Counselors at Law 620 Eighth Avenue New York, NY 10018

February 27, 2014

Ampio Pharmaceuticals, Inc.

5445 DTC Parkway, Suite 925

Greenwood Village, CO 80111

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of Registration Statements on Form S-3 (File Nos. 333-177116 and 333-193096) (each as amended or supplemented, a “Registration Statement” and together, the “Registration Statements”) filed on September 30, 2011 and December 26, 2013, respectively, with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Ampio Pharmaceuticals, Inc., a Delaware corporation (the “Company”) of up to $80,000,000 and $100,000,000, respectively, of any combination of securities of the types specified therein. The Registration Statements were declared effective by the Commission on October 28, 2011 and January 22, 2014, respectively. Reference is made to our opinion letters dated September 30, 2011 and December 26, 2013, respectively, and included as Exhibits 5.1 to the Registration Statements. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) dated February 27, 2014 and filed by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 9,775,000 shares of the Company’s Common Stock, par value $0.0001 per share (the “Shares”) covered by the Registration Statements. The Shares include an option granted to the underwriters of the offering to purchase an additional 1,275,000 Shares. We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

Ampio Pharmaceuticals, Inc.

February 27, 2014

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the price and other terms upon which the Shares are to be sold have been approved by the Board of Directors of the Company (or a duly authorized committee of the Board of Directors) and the Shares have been issued and delivered against payment in accordance with such terms, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statements and to the references to our firm under the caption “Legal Matters” in the Registration Statements. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP